Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Immune Pharmaceuticals Inc.

New York, New York

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-130860, 333-130861, 333-130865, 333-151150, 333-156438, 333-198521, and 333-208754) and Form S-3 (Nos. 333-132613, 333-145133, 333-145561, 333-147589, 333-153256, 333-153895, 333-160571, 333-176512, 333-198309, 333-198647, 333-206587 and 333-214873) of Immune Pharmaceuticals Inc. of our report dated May 17, 2017 relating to the financial statements of Immune Pharmaceuticals Inc., which appears in this Form 10-K. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ BDO USA, LLP

New York, New York

April 2, 2018